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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 Current Report

                     Pursuant To Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

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       Date of Report (Date of earliest event reported): November 1, 2007

                                  TENNECO INC.
               (Exact Name of Registrant as Specified in Charter)




          Delaware                        1-12387                76-0515284
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)




       500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS                 60045
         (Address of Principal Executive Offices)                 (Zip Code)


       Registrant's telephone number, including area code: (847) 482-5000



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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ITEM 8.01. OTHER EVENTS.

     On November 1, 2007, Tenneco announced that it was commencing an offering of senior notes due 2015. A copy of the press release announcing this offering is attached as Exhibit 99.1 and incorporated herein by reference. The offering and related transactions are designed to (1) reduce our interest expense and extend the maturity of a portion of our debt (by using the proceeds of the offering to tender for a portion of our outstanding $475 million 10 1/4 percent senior secured notes due 2013), (2) facilitate the realignment of the ownership structure of some of our foreign subsidiaries and (3) otherwise amend the covenants in the indenture for the senior secured notes to be consistent with those contained in our subordinated notes, including conforming the limitation on incurrence of indebtedness and the absence of a limitation on issuances or transfers of restricted subsidiary stock, and make other minor modifications.

     The ownership structure realignment we intend to undertake is designed to more effectively align our domestic and foreign assets and revenues with expenses in the appropriate local currencies. Some of the desired results of the realignment will be to allow us to more rapidly use our U.S. net operating losses and reduce our cash tax payments.

     At present, the realignment involves the 2007 formation of a Luxembourg holding corporation which will become the owner of certain key European entities previously owned by us and our U.S. entities through the use of cash on hand and intercompany debt payable to a U.S. entity. In 2008, we currently plan to transfer certain of our other companies into the Luxembourg holding company structure. We will require the consent of our lenders under our senior credit facility to complete these realignment transactions, which we expect we will be able to obtain. The realignment as currently structured is conditioned on our completing the refinancing of our senior secured notes described above. We may alter the components of the realignment from time to time. If market conditions permit, after completion of the 2008 realignment steps, we may offer debt issued by the Luxembourg holding company. The proceeds of that debt would be used to repay the intercompany debt and, ultimately, call the remaining senior secured notes outstanding.

     We expect that the net impact of the offering of new notes and related initial repurchase of our senior secured notes, will be to (a) reduce our annual interest expense by approximately $4 million for 2008 and (b) increase our outstanding total debt by approximately $20 million. In connection with this offering and the related initial repurchase of our senior secured notes, we also expect to record non-recurring pre-tax charges related to the tender premium and fees, the write-off of deferred debt issuance costs, and the write-off of previously recognized issuance premium of approximately $ 20 million in the fourth quarter of 2007. Related to the realignment, we expect to record non-cash charges related to the use of our net operating losses of up to $66 million in the fourth quarter of 2007. We cannot, at this time, predict the impact the realignment described above will have on our 2008 financial results.

     The new notes have not been registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the new notes.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.     Description
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99.1            Press release issued November 1, 2007.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            TENNECO INC.


Date: November 1, 2007                      By: /s/ David A. Wardell
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                                                David A. Wardell
                                                Senior Vice President,
                                                General Counsel and Secretary